Exhibit 99.1

Digital Impact Reports Fiscal Q3 Results, Second Consecutive Quarter of Profitability

    SAN MATEO, Calif.--(BUSINESS WIRE)--Jan. 27, 2004--Digital Impact, Inc. (Nasdaq:DIGI), the premier provider of online direct marketing solutions for enterprises, today announced financial results for its fiscal third quarter ended December 31, 2003.
    Digital Impact reported fiscal third quarter revenues of $11.5 million, rebounding to the same level as the year-ago quarter. Net income for the quarter was $489,000, or $0.01 per share, compared to a net loss of $297,000, or $0.01 per share, for the same quarter last year. Total operating expenses were $6.2 million, down 15% from the same quarter last year and cash flows from operating activities were $3.7 million, up 213% from the year-ago quarter.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the period ended December 31, 2003 were positive for the seventh consecutive quarter, totaling $1.6 million. The difference between EBITDA and the Company's $489,000 of net income is primarily due to depreciation of hardware and amortization of software assets.
    The Company ended the quarter with $28.3 million in cash, cash equivalents, short-term investments and restricted cash, an increase of $3.1 million from the prior quarter.
    "I'm very proud of our employees for achieving our second consecutive quarter of profitability, signing 10 new clients and increasing our cash balance by over $3 million. Furthermore, we sent a record number of emails on behalf of our clients, which demonstrates the continued adoption of permission-based email as a growing channel for business communications," said William Park, Chairman and Chief Executive Officer of Digital Impact.
    During the quarter, the Company signed five Global 2000 clients, renewed contracts with several existing clients, and signed agreements with two new resellers.

    Outlook

    David Oppenheimer, Chief Financial Officer of Digital Impact, commented, "Having just completed our traditionally strongest quarter, we are forecasting fiscal fourth quarter revenues in the range of $10.5 to $11.0 million. At these levels, we expect earnings to range from break-even to a one cent loss per share." This would compare with revenues of $10.9 million and a net loss of $1.3 million, or $0.04 per share, in the fiscal fourth quarter last year.

    Nine-Month Results

    For the first nine months of fiscal 2004, the Company reported revenues totaling $33.4 million and a net income of $304,000, or $0.01 per share. This compares to revenues of $33.1 million and a net loss of $2.7 million, or $0.09 per share, in the same period last year.

    Fiscal Third Quarter 2004 Conference Call

    Digital Impact's conference call will be held at 1:30 p.m. PT today. Those wishing to participate should call 973-935-2403 (domestic) or 973-341-3080 (international) or access the call at www.digitalimpact.com at approximately 1:20 p.m. PT. A replay of the call will be available until 3:30 p.m. PT, February 3, 2004, by dialing 877-519-4471 and entering reservation #4423372, or at www.digitalimpact.com and on http://www.companyboardroom.com/.

    Non-GAAP Measures

    To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income (loss), basic and diluted pro forma net income (loss) per share and EBITDA, which are adjusted from results based on GAAP to exclude certain expenses, recoveries and losses. These non-GAAP measures are provided to enhance the user's overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, recoveries and losses that may not be indicative of our core operating results. These measures should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with generally accepted accounting principles. Consistent with our historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

    About Digital Impact

    Digital Impact is the premier provider of online direct marketing solutions for enterprises, including market leaders such as Citibank, Dell, MasterCard and Hewlett-Packard. Digital Impact's solutions enable corporations to create and deliver highly successful email marketing programs that drive revenue, influence behavior and deepen customer relationships. Digital Impact provides deep customer insight and powerful execution through a combination of hosted web applications, messaging technology infrastructure and professional services. Digital Impact is a member of the TRUSTe Privacy Program and works only with companies that are advocates of strict consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, Los Angeles, New York and London. The Company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

    Safe Harbor Statement

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, including statements regarding Digital Impact's expectations, beliefs, hopes, intentions, projections or strategies regarding the future. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include, but are not limited to, the following: that due to possible conditions such as the loss of clients, the inability to collect fees for services performed, the reduction in campaign volume for existing clients, reduced demand for the Company's services, price pressure from the Company's competition, the inability to adequately reduce expenses and the inability to accurately predict the effect of recently-enacted spam legislation on our business, the Company's performance projections may not be met.
    Further risks are detailed in Digital Impact's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

    -- Digital Impact is a registered trademark of Digital Impact, Inc. All other brands or trademarks are the property of their respective owners.



                         DIGITAL IMPACT, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (in thousands, except per share amounts) (unaudited)


                               Three Months Ended   Nine Months Ended
                                     Dec 31,             Dec 31,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------

Revenues                        $11,509   $11,490   $33,361   $33,136
Cost of revenues                  4,921     4,536    14,444    13,391
                               --------- --------- --------- ---------
Gross profit                      6,588     6,954    18,917    19,745

Operating expenses:
  Research and development        1,118     1,722     3,840     5,440
  Sales and marketing             3,055     3,486     9,033    10,493
  General and administrative      1,943     1,824     5,381     5,424
  Stock-based compensation           36        15        78       443
  Amortization of purchased
   intangibles                        -       161       214       483
                               --------- --------- --------- ---------
    Total operating expenses      6,152     7,208    18,546    22,283
                               --------- --------- --------- ---------

Income (loss) from operations       436      (254)      371    (2,538)

Other income and (expense)           53       (43)      (67)     (115)
                               --------- --------- --------- ---------

Net income (loss)                  $489     $(297)     $304   $(2,653)
                               ========= ========= ========= =========

Basic net income (loss) per
 share                            $0.01    $(0.01)    $0.01    $(0.09)
                               ========= ========= ========= =========

Weighted average shares used
 in basic net income (loss)
 per share                       33,490    30,510    32,650    30,050
                               ========= ========= ========= =========

Diluted net income (loss) per
 share                            $0.01    $(0.01)    $0.01    $(0.09)
                               ========= ========= ========= =========

Weighted average shares used
 in diluted net income (loss)
 per share                       36,022    30,510    35,193    30,050
                               ========= ========= ========= =========


Pro forma net income (loss)
 (A)                               $525     $(121)     $596   $(1,727)
                               ========= ========= ========= =========

Basic pro forma net income
 (loss) per share                 $0.02    $(0.00)    $0.02    $(0.06)
                               ========= ========= ========= =========

Diluted pro forma net income
 (loss) per share                 $0.01    $(0.00)    $0.02    $(0.06)
                               ========= ========= ========= =========


(A) Excludes charges for stock-based compensation and amortization of purchased intangibles.




                         DIGITAL IMPACT, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands) (unaudited)


                                              Dec 31,  Mar 31,
                                               2003     2003   Change
                                             -------- -------- -------
ASSETS:
Current assets:

  Cash and cash equivalents                  $25,578  $23,659  $1,919
  Short-term investments                       1,606      108   1,498
  Accounts receivable, net                     7,928    7,903      25
  Prepaid expenses and other current assets    1,599    1,377     222
                                             -------- -------- -------
Total current assets                          36,711   33,047   3,664
                                             -------- -------- -------

Net property and equipment                     7,096    8,909  (1,813)

Restricted cash                                1,163    1,114      49
Goodwill and intangible assets                 2,002    2,216    (214)
Other assets                                     446      731    (285)
                                             -------- -------- -------
Total assets                                 $47,418  $46,017  $1,401
                                             ======== ======== =======

LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities:

  Accounts payable                            $2,002   $1,819    $183
  Deferred revenues                            2,157    1,975     182
  Accrued liabilities                          3,211    4,182    (971)
  Current portion of capital lease
   obligations                                     -      374    (374)
  Current portion of long term debt              478    1,212    (734)
                                             -------- -------- -------
Total liabilities                              7,848    9,562  (1,714)
                                             -------- -------- -------

Long term debt, less current portion             111        -     111
                                             -------- -------- -------
Total liabilities                              7,959    9,562  (1,603)

Total stockholders' equity                    39,459   36,455   3,004
                                             -------- -------- -------
Total liabilities and stockholders' equity   $47,418  $46,017  $1,401
                                             ======== ======== =======




                         DIGITAL IMPACT, INC.
             RECONCILIATION FROM GAAP NET INCOME (LOSS) TO
                PRO FORMA NET INCOME (LOSS) AND EBITDA
                      (in thousands) (unaudited)


                              Three Months Ended   Nine Months Ended
                                    Dec 31,             Dec 31,
                              ------------------- --------------------
                                  2003      2002      2003       2002
                              --------- --------- --------- ----------

Net income (loss)                 $489     $(297)     $304    $(2,653)

Excluded for pro forma net
 income (loss):
  Stock-based compensation          36        15        78        443
  Amortization of purchased
   intangibles                       -       161       214        483
                              --------- --------- --------- ----------

  Pro forma net income (loss)     $525     $(121)     $596    $(1,727)

Excluded for EBITDA
  Other (income) and expense       (53)       43        67        115
  Depreciation and
   amortization                  1,105     1,506     3,817      4,220
                              --------- --------- --------- ----------

  EBITDA                        $1,577    $1,428    $4,480     $2,608
                              ========= ========= ========= ==========

EBITDA Definition: Earnings before other income and expense, taxes, depreciation, amortization, and stock-based compensation.

    CONTACT: Digital Impact
             David Oppenheimer, 650-356-3400
             ir@digitalimpact.com
               or
             Kalt Rosen & Co.
             Howard Kalt, 415-397-2686
             kalt@krc-ir.com